EXHIBIT 99.3


                   THE HOLLANDBROOK GROUP, LLC



February 14, 2003

via fax: 212-758-8844


David Mitchell, Chief Executive Officer
Bion Environmental Technologies, Inc.
18 East 50th St., 10th Floor
New York, NY  10022

Dear David:

As you know, I have resigned from Bion's Board, effective today. I and certain business colleagues are currently engaged in intensive negotiations to acquire a business. This matter is now consuming essentially all of my time.

I wish Bion every success in its continuing financing efforts and in exploiting its promising technology.

Sincerely,


/s/ Howard E. Chase

Howard E. Chase







1661 Route 22 West * Bound Brook, NJ 08805 * hechase@hollandbrook.com phone: 732-537-0500 * fax: 732-537-0600 - cell: 908-400-3995